Exhibit 10.10

LETTER OF AGREEMENT

BLUE RIDGE PAPER PRODUCTS INC.

As of March 21, 2005

Richard A. Lozyniak

1 Stuyvesant Crescent

Asheville, North Carolina 28803

Dear Rich:

This letter confirms the terms and conditions of your continued employment as President and Chief Executive Officer of Blue Ridge Paper Products Inc. (the “Company”):

1.                                       Position.  You are employed as President and Chief Executive Officer of the Company.  In that capacity, you report to the Board of Directors of the Company (the “Board”).  You agree that you shall continue to devote your full business time and efforts to promote the interests of the Company.

2.                                       Term.  The term of your continued employment pursuant to this letter agreement commenced on March [21], 2005 (the “Commencement Date”) and shall continue through and including the earlier of (i) the end of the Term (as hereinafter defined)  or (ii) the date on which your employment is terminated pursuant to this letter agreement.  As used herein, the “Term” shall mean the period commencing on the Commencement Date and ending on the 3rd anniversary of the Commencement Date; provided, however, that the Term shall be automatically renewed for successive additional one-year periods unless either party shall give the other party at least thirty (30) days’ prior written notice of non-renewal before the end of the then-current period.

3.                                       Duties.  You shall have such duties and responsibilities as are consistent with the role of President and Chief Executive, and such other duties and responsibilities as the Board may reasonably assign you.

4.                                       Salary.  The Company pays you a base salary, payable in accordance with the normal payment procedures of the Company and subject to such withholdings and other normal employee deductions as may be required by law or elected by you in accordance with the Company’s benefit plans, at a current annual rate of $325,000 (such salary, as the same may be changed from time to time in the sole discretion of the Board, your “Salary”).  You also are eligible to receive an annual cash bonus payment in accordance with the Blue Ridge Paper Products Performance Incentive Plan as the same may be in effect from time to time in the sole discretion of the Board.

5.                                       Employee Benefit Programs.  You are entitled to participate during your term of employment in such pension, life insurance, health, disability and major medical insurance plans, and in such other employee benefit plans and programs, for the benefit of the employees of the Company, as may be maintained from time to time during the term, in each case, subject to the terms and provisions of such plans or programs.  In addition, the Company shall make annual contributions to your account under the Blue Ridge Paper Products Employee Stock Ownership Plan maintained by the parent company of the Company, Blue Ridge Holding Corp., in accordance with the terms and conditions thereof.  You will also continue to be eligible to participate in the Restricted Stock Unit Plan maintained by Blue Ridge Holding Corp. for the benefit of certain executive officers of the Company in accordance with the terms and conditions thereof.

6.                                       Vacation.  You are currently entitled to five weeks of paid vacation per annum during the term of your employment in accordance with Company policy.  Vacation scheduling will be on a mutually agreeable basis, in accordance with the Company’s business needs.

7.                                       Termination for Cause.  The Company may terminate your employment at any time for “Cause,” as defined below upon written notice to you to take effect on the date specified in such notice.  If your employment is terminated by the Company for Cause, the Company will pay to you any salary or other compensation earned but not paid to you prior to the date of such termination.  Upon such termination, the Company shall have no obligation to pay you severance of any kind, nor shall the Company have any further obligation to pay you salary, bonus or benefits.

For purposes of this letter agreement, “Cause” shall mean:  (i) the willful or negligent failure or refusal by you to perform your duties hereunder; provided that the Company shall provide you with at least 15 days’ prior written notice of such failure or refusal and an opportunity to cure the same; (ii) the commission by you of any material act of dishonesty or breach of trust in connection with the performance of your duties hereunder; (iii) your being convicted of, or pleading guilty or no contest to, any felony or any lesser crime having as its predicate element fraud, dishonesty or misappropriation; or (iv) a termination due to breach of your obligations under paragraphs 12, 13, 14, 15 or 16 of this letter agreement, in each case, as determined in good faith by the Board.

8.                                       Termination Without Cause.  The Company may terminate your employment at any time without Cause upon written notice to you to take effect on the date specified in such notice.  If your employment is terminated by the Company without Cause, the Company shall pay to you the equivalent of your average annual compensation (based on the last five years’ average) and benefits for a period of one (1) year from the date of your termination, in accordance with the normal pay practices of the Company; provided, however, that any obligations of the Company to you pursuant to this paragraph shall terminate upon any matter constituting Cause becoming known to the Company subsequent to such termination.  Except as set forth in this paragraph, upon such a termination, neither you nor the Company shall have any further rights, obligations or claims against the other except as specifically provided under this letter agreement or imposed by law.

9.                                       Termination With Good Reason.  You may voluntarily terminate your employment at any time with “Good Reason,” as defined below, upon written notice to take effect on the date specified in such notice.  In the event of any such termination under this paragraph, the Company shall pay to you the equivalent of your average annual compensation (based on the last five years’ average) and benefits for a period of one (1) year from the date of your termination, in accordance with the normal pay practices of the Company; provided, however, that any obligations of the Company to you pursuant to this paragraph shall terminate upon any matter constituting Cause becoming known to the Company subsequent to such termination.  Except as set forth in this paragraph, upon such a termination, neither you nor the Company shall have any further rights, obligations or claims against the other except as specifically provided under this letter agreement or imposed by law.

For purposes of this letter agreement, “Good Reason” shall mean the Company, without your consent, (i) assigns to you duties inconsistent with your position, title, authority or duties that results in a substantial diminution of such position, title, authority or duties; provided that you shall provide the Company with at least 15 days’ prior written notice of such diminution and the Company shall not have remedied such diminution within fifteen days of receipt of such notice; or (ii) the Company materially breaches this letter agreement and fails to cure such breach within 15 days of written notice thereof.

10.                                 Termination Following a Change of Control.  Anything contained herein to the contrary notwithstanding, if, within 12 months of a Change of Control, as defined below, your employment is terminated for any reason or no reason by the Company (including any such termination for “Cause”) or for any reason or no reason by you (including any such termination without “Good Reason”), the Company shall pay to you the equivalent of your average annual compensation (based on the last five year’s average) and benefits for a period of one (1) year from the date of your termination, in accordance with the normal pay practices of the Company, provided, however, that any obligations of the Company to you pursuant to this paragraph shall be satisfied by the payment to you of such amounts pursuant to paragraph 8 or 9 hereof.

For purposes of this letter agreement, “Change of Control” means the occurrence of one or more of the following events:  (i) any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any person, other than a transaction in which the transferee is controlled by one or more Permitted Holders (as hereinafter defined); (ii) the Company consolidates or mergers with or into any Person other than a transaction in which the surviving person is controlled by one or more Permitted Holders or any such transaction where the voting stock of the Company outstanding immediately prior to such transaction is converted or exchanged for voting stock of the surviving person constituting a majority of the outstanding shares of such voting stock of such surviving person and one or more Permitted Holders have the right to elect a majority of the board of directors of such surviving person; (iii) the approval by the holders of capital stock of the Company of any plan or proposal for the liquidation or dissolution of the Company; or (iv) the Permitted Holders, or any one ore more of them, cease for any reason to be the beneficial owner, directly or indirectly, in the aggregate of at least a majority of the total voting power of the voting stock of the Company (or if the voting stock of the Company is wholly owned by a parent holding company, the voting stock of such parent holding company).  For purposes of this letter agreement, “Permitted Holders” shall mean and include each of the Blue Ridge Paper Products Employee Stock Ownership Plan, KPS Investors. LLC, KPS Special Situations Fund, L.P., KPS Supplemental Fund, L.P. and their respective affiliates.

11.                                 Termination Without Good Reason.  You may voluntarily terminate your employment without Good Reason upon providing at least thirty (30) days’ written notice to the Company, or such shorter period as the Company may allow.  If your employment is terminated pursuant to this paragraph, the Company will pay to you any salary or other compensation earned but not paid to you prior to the date of such termination.  Upon such termination, the Company shall have no obligation to pay you severance of any kind, nor shall the Company have any further obligation to pay you salary, bonus or benefits.

12.                                 Non-Competition.  By signing this letter agreement, you acknowledge and agree that the services you perform for the Company are services that are unique and extraordinary and that, by reason of your employment, you will acquire and have access to proprietary and Confidential Information, as defined herein below, and trade secrets concerning the Company’s operations, future plans and methods of doing business and those of the Company’s affiliates.  Accordingly, you agree that:

(a)                                  In connection with any termination of your employment by you pursuant to the terms of this letter agreement, whether with or without Good Reason, the written notice of such termination shall include, to the extent available, the name of your new employer and a description of your new position, duties and responsibilities.

(b)                                 During the term of your employment and during the Restrictive Period, as defined below, you will not, absent prior written consent from the Company, directly or indirectly, engage in a Competitive Business Activity in the United States.  The term “Competitive Business Activity” shall mean:

(i)                         engaging in or managing or directing persons engaging in the manufacture, sale or distribution of liquid packaging board, including gable top cartons and/or uncoated freesheet paper for envelopes, and/or any other product that the Company or any “affiliate” (as defined below) manufactures, sells or distributes (“Competing Business”), whether independently or as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise;

(ii)                      acquiring or having an ownership interest in an entity that derives more than 10% of its gross revenue from any Competing Business, except for ownership of 1% or less of any entity whose securities are freely tradable on an established market; or

(ii)                      participating in the financing, operation, management or control of any firm, partnership, corporation, entity or business described in subparagraph (ii) immediately above.

The term “Restrictive Period” shall mean the period beginning upon a termination of your employment with the Company and ending on the date which is (i) in the event that your employment is terminated pursuant to paragraphs 7 or 11, the second anniversary of such termination or (ii) in the event that your employment is terminated pursuant to paragraphs 8, 9 or 10, the first anniversary of such termination.

13.                                 Non-Solicitation.  During the term of your employment and during the Restrictive Period, you will not, either for your benefit or for the benefit of any other person or entity, directly or indirectly, solicit any contractor or employee of the Company or its affiliates to terminate his or her employment or other relationship with the Company or it affiliates.

14.                                 Non-Disclosure of Confidential Information.  By signing this letter agreement, you recognize that your services as an employee of the Company are unique services, and that by reason of your employment you will have access to and acquire proprietary and other confidential information and trade secrets concerning operations, future plans and methods of doing business of the Company, its affiliates and their respective clients.  Accordingly, you hereby covenant that you will not at any time during your employment by the Company or any time thereafter reveal or divulge to any person, firm, corporation or other business entity or use for your own personal or business purposes or for the personal or business purposes of any other person (other than the Company) any trade secrets or confidential information or knowledge relating to the business or businesses of the Company, its affiliates or their respective clients, including, without limiting the generality of the foregoing, any information or knowledge pertaining to products, formulae or processes, and developments or improvements with respect thereto, inventions, discoveries, trademark, patents, designs, sketches, manufacturing, packaging, merchandising, advertising, distribution and sales methods, sales and profits figures, budgeting materials, customer lists and relationships between the Company and any of its customers, suppliers, ultimate consumers or affiliates (collectively, “Confidential Information”).  Notwithstanding the foregoing, Confidential Information shall not include information that (i) was, or becomes through no breach of your obligations hereunder, generally known to the public; or (ii) becomes known to you from sources other than the Company under circumstances not involving any breach of an agreement to which any such source is a party.  As used in this letter agreement, the term “affiliate” means the Parent and each corporation or other business entity at any time directly or indirectly controlled by the Parent, its successors or assigns.  As used in this letter agreement, the term “client” means any person, firm or corporation to whom goods, services or intellectual property are actively being supplied by the Company or an affiliate for compensation at the time you learn of such person’s, firm’s or corporation’s Confidential Information, or to whom the Company or an affiliate is at such time actively soliciting a business relationship to engage in such activities.  You acknowledge that any materials or documents relating to the Company’s Confidential Information, in existence or developed in the future, including all copies thereof, are proprietary to the Company and shall, following the termination of your employment, regardless of the circumstances thereof or reasons therefor, remain the Company’s sole and exclusive property and that you shall immediately return all such materials and documents including any copies thereof to the Company upon any termination of your employment or upon any prior request.

15.                                 Customer and Supplier Solicitation.  During the term of your employment and during the Restrictive Period, you shall not divert, or attempt to divert any person, business or entity from doing business with the Company, nor will you attempt to induce any such person, business or entity to cease being a customer of or supplier to the Company.

16.                                 Non-Disparagement.  You will not, during your employment with the Company or at any time thereafter, publicly disparage the Company, its affiliates and shareholders or any of their officers, directors, employees or agents, other than in connection with disclosures required by applicable law, regulation or order of court or governmental agency.

17.                                 Remedy.  You hereby recognize and agree that the Company would not have an adequate remedy at law or in equity for the breach or threatened breach by you of any one or more of the covenants set forth in paragraphs 12, 13, 14, 15 and 16 and agree that, in addition to such other remedies as may be available to the Company, in law or in equity, the Company may obtain an injunction or restraining order, without the posting of any bond or security and without the proof of special damages, to enjoin you from the breach or threatened breach of such covenants.  The restrictions set forth in paragraphs 12, 13, 14, 15 and 16 are considered by you and the Company to be reasonable for the purposes of protecting the business of the Company.  However, if any such restriction is found by a court of competent jurisdiction to be unenforceable because it is too broad, it is the intention of you and the Company that such restriction shall be interpreted to be as broad as possible consistent with allowing its enforceability.

18.                                 Arbitration: Costs, Fees and Expenses.  Except for disputes with respect to paragraphs 12, 13, 14, 15 and 16 hereof, any dispute respecting the meaning and intent of this letter agreement or any of its terms and provisions shall be submitted to arbitration in Charlotte, North Carolina before a single arbitrator in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto.  All costs, fees and expenses associated with any dispute respecting the meaning and intent of this letter agreement or any of its terms and provisions shall be borne by the party unsuccessful in such dispute.

19.                                 Survival of Obligations.  You agree that your obligations under paragraphs 12, 13, 14, 15 and 16 will survive any termination of your employment.

20.                                 Amendment.  Following your execution of this letter agreement, no provision thereof may be amended unless such amendment is agreed to in writing and signed by you and an authorized officer of the Company.

Our respective signatures below indicate our mutual assent to the terms of this letter agreement.

Very truly yours,

Blue Ridge Paper Products Inc.

/s/ John B. Wadsworth
	By:	John B. Wadsworth
	Title:	Chief Financial Officer

Agreed to and accepted:

/s/ Richard A. Lozyniak
Richard A. Lozyniak